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Exhibit 10.02

AMENDMENT
TO THE
WELLPOINT 401(k) RETIREMENT SAVINGS PLAN

        The WellPoint 401(k) Retirement Savings Plan (the "Plan"), as amended through January 1, 2001, is hereby further amended, as follows.

  Section 5.03 is amended as follows, effective as of September 1, 2002, to provide a mechanism for making nonelective employer contributions on behalf of a group of employees designated by the Board of Directors:

            5.03    Special Contributions.    In addition to the other contributions described in this Article V, the following types of special contributions may be authorized by a Participating Company:

              (a)  Bonus Contributions described in Section 5.10 below.

              (b)  Qualified nonelective employer contributions to the extent needed to satisfy the tests described in the Testing Salary Deferral and Matching Contributions Appendix to this Plan. Such contributions will be allocated to the Accounts of Eligible Employees who are Non-Highly Compensated Employees from the lowest paid to the highest paid in an amount up to or equal to their Code Section 415 allocation limit.

              (c)  A nonelective contribution in an amount determined by the board of directors of a Participating Company, in its sole discretion, which amount will be allocated to the Accounts of a group of Employees designated by such board based on such Employees' eligible compensation.

        IN WITNESS WHEREOF, WellPoint Health Networks Inc. has caused this Amendment to be executed this 13th day of November, 2002.

WELLPOINT HEALTH NETWORKS INC.
By:	/s/ J. THOMAS VAN BERKEM

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  Exhibit 10.02